Exhibit 1.1

AMENDMENT TO UNDERWRITING AGREEMENT

This Amendment (the “Amendment”) to that certain Underwriting Agreement, dated as of November 3, 2021 (the “Agreement”), is entered into as of November 22, 2021 (the “Effective Date”), by and between Liberty Resources Acquisition Corp., a Delaware corporation (the “Company”), and EF Hutton, division of Benchmark Investments, LLC (the “EF Hutton”; and together with the Company, the “Parties”, and each, a “Party”).

R E C I T A L S

WHEREAS, the Parties have entered into the Agreement whereby the Company agreed, among other things, to issue and sell to the Underwriters (as defined in the Agreement) an aggregate of 10,000,000 units of the Company (collectively, the “Firm Units”) subject to the terms and conditions set forth in the Agreement;

WHEREAS, pursuant to Schedule A of the Agreement (“Schedule A”), US Tiger Securities, Inc. agreed to purchase 6,750,000 Firm Units from the Company;

WHEREAS, Tiger Brokers (NZ) Limited, an affiliated entity of US Tiger Securities, Inc., was inadvertently omitted from Schedule A to reflect that 6,750,000 Firm Units are being purchased by US Tiger Securities, Inc. and Tiger Brokers (NZ) Limited;

WHEREAS, the Parties desire to amend the Agreement to properly reflect the number of Firm Units purchased by the Underwriters and clarify the immaterial misallocation of the Firm Units; and

WHEREAS, pursuant to Section 10.3 of the Agreement, the amendment contemplated by the Parties must be contained in a written instrument executed by each Party.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement.

2.       Incorporation of Recitals. The above recitals are hereby incorporated into this Amendment and shall constitute a part of this Amendment.

3.       Amendment to the Agreement. As of the Effective Date, Schedule A to the Agreement is hereby amended by deleting Schedule A in its entirety and substituting in place thereof the Schedule A attached hereto as Exhibit A.

4.       Date of Effectiveness; Limited Effect. This Amendment will be deemed effective as of the Effective Date. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendment contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import will mean and be a reference to the Agreement as amended by this Amendment.

5.       Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a)       It has the full right, power, and authority to enter into this Amendment and to perform its obligations hereunder and under the Agreement as amended by this Amendment.

(b)       The execution of this Amendment by the individual whose signature is set forth at the end of this Amendment on behalf of such Party, and the delivery of this Amendment by such Party, have been duly authorized by all necessary action on the part of such Party.

(c)       This Amendment has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

6.       Miscellaneous.

(a)       This Amendment is governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions of such State.

(b)       The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(c)       This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

(d)       This Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

LIBERTY RESOURCES ACQUISITION CORP., a Delaware corporation

By:	/s/ Dato’ Maznah Abdul Jalil
Name: Dato’ Maznah Abdul Jalil
Title:CEO

EF HUTTON, DIVISION OF BENCHMARK
INVESTMENTS, LLC,
as Representative of the several Underwriters

By:	/s/ Sam Fleischman
Name: Sam Fleischman
Title: Supervisory Principal

Signature Page to Amendment

EXHIBIT A

SCHEDULE A

LIBERTY RESOURCES ACQUISITION CORP.

10,000,000 Units

Underwriter	Number of Firm Units to be Purchased
EF Hutton, division of Benchmark Investments, LLC	2,050,000
US Tiger Securities, Inc.	3,000,000
Tiger Brokers (NZ) Limited	3,750,000
Joseph Gunnar & Co., LLC	1,200,000
TOTAL	10,000,000

Exhibit A to Amendment